ULTRA PAC, INC.
                      NONQUALIFIED STOCK OPTION AGREEMENT

         THIS AGREEMENT, dated as of August 3, 1994, is by and between ULTRA PAC, INC., Minnesota corporation (the "Company"), and CALVIN S. KRUPA (the "Optionee").

                                    RECITALS

         A. The Board of Directors of the Company (the "Board") encourages ownership of shares of the One Cent ($.01) per share par value common stock (the "Common Shares") of the Company by certain employees, directors, officers and other service providers of the Company.

         B. The Company desires to afford the Optionee an option to purchase the Common Shares of the Company, which option is not intended to be an "Incentive Stock Option" as defined under Section 422A of the Internal Revenue Code, as amended, and which is granted separate from any stock option plan of the Company.

         NOW, THEREFORE, in consideration of the promises and covenants contained herein, the Company and the Optionee hereby agree as follows:

         1.) Grant of Option - The Company hereby grants to the Optionee, effective as of August 3, 1994 (the "Date of Grant"), an option (the "Option") to purchase an aggregate of twenty thousand (20,000) Common Shares (the "Option Shares") of the Company upon the terms and conditions set forth herein.

         2.) Option Price - Subject to any adjustments pursuant to the provisions of Section 5, the purchase price of the Shares subject to the Option (the "Option Price") is $7.25 per share, which price is not less than one hundred percent (100%) of the fair market value of a single Common Share as of the date of this Agreement.

         3.) Term of Option; Time of Exercise -

         (01) The term of the Option is for a period of five (5) years commencing on the Date of Grant and terminating on August 2, 1999.

         (02) The Option shall be exercised by the Optionee in whole or in part from and after the date hereof, provided that the shares shall be exercised in increments of five thousand (5,000) shares.

         (03) The Option shall become void and expire as to all unexercised Shares at 5:00 p.m. (Central Standard Time) on August 2, 1999.

         4.) Exercise of Option - Manner -

         (01) Subject to the terms and conditions hereof, the Option may be exercised in whole or in part by written notice to the Company at its offices in Rogers, Minnesota, addressed to the attention of the president. Such notice will state the election to exercise the Option and the number of Shares being purchased, provided that the shares shall be purchased in increments of five thousand (5,000) shares, and will be signed by the person or persons so exercising the Option. The exercise of the Option will be conditioned upon the receipt from the Optionee (or his heir(s) or legal representative(s)) of a representation that, at the time of such exercise, it is the intent of such person(s) to acquire the Shares for investment and not with a view to distribution; provided, however, that the receipt of this representation will not be required upon exercise of the Option in the event that, at the time of such exercise, the Shares subject to the Option are covered by an effective registration statement under the Securities Act of 1933, as amended. The certificates for unregistered Shares issued for investment will be restricted by the Company as to transfer unless the Company receives an opinion of counsel satisfactory to the Company that such restriction is not necessary.

         (02) Notice of exercise of the Option will be accompanied by payment of the full Option Price of the Shares being purchased and the Company will issue and deliver a certificate or certificates representing such Shares as soon as practicable after such notice and payment are received. Payment of such Option Price will be made (a) by a check payable to the order of the Company, (b) subject to acceptance by the Board, by the transfer from the Optionee to the Company of previously acquired Common Shares of the Company, issued and outstanding for at least six (6) months prior to exercise, having a then-current aggregate fair market value, determined as of the close of business on the business day preceding the transfer, equal to the Option Price of the Shares as to which the Option is exercised, or (c) subject to acceptance by the Board, by any combination of check payment and transfer of previously acquired Common Shares. The certificate or certificates for the Shares as to which the Option has been so exercised will be registered in the name of the Optionee (or his heir(s) or legal representative(s)) and will be delivered as aforesaid to or upon the written order of such person(s). In the event the Option is exercised by any person(s) other than the Optionee, such notice will be accompanied by appropriate proof of the authority and right of such person(s) to exercise the Option. All Shares purchased upon the exercise of the Option will be fully paid and nonassessable.

         5.) Adjustments for Changes in Common Stock - In the event each of the outstanding Common Shares (other than shares held by dissenting shareholders) should be changed into, or exchanged for, a different number or kind of shares of stock or other securities of the Company, or if further changes or exchanges of any stock or other securities into which the Common Shares have been changed, or for which they have been exchanged, are made (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, reclassification, split up, combination of shares or otherwise), then for each Common Share subject to the Option there will be substituted and exchanged therefor the number and kind of shares of stock or other securities into or for which each outstanding Common Share (other than shares held by dissenting shareholders) is so changed or exchanged. In the event of any such changes or exchanges, if the Board, in its sole discretion, should determine that in order to prevent dilution or enlargement of rights hereunder an adjustment should be made in the number, kind, or option exercise price of the Shares or other securities then subject to the Option, such adjustment shall be made and shall be effective and binding for all purposes of this Agreement. In no event shall the excess of the aggregate fair market value of the shares subject to the Option immediately after any substitution, exchange, or adjustment over the aggregate option price of such shares be more than the excess of the aggregate fair market value of all shares subject to the Option immediately before the substitution, assumption, or exchange over the aggregate option price of such shares, nor shall the adjusted Option give the Optionee any additional benefits that the Optionee did not have under the old Option.

         6.) "Piggyback" Registration Rights - If the Company at any time proposes to register any of its Common Shares under the Securities Act of 1933, as amended (the "Securities Act"), on a form that would also permit registration of the Option Shares it will promptly give written notice thereof to the holder of the Option Shares. Promptly upon the written request, given within thirty
(30) days after mailing of any such notice to any holder of Option Shares, the Company will use its best efforts to cause all the Option Shares for which such holders shall have so requested registration, to be registered under the Securities Act. In the event that any registration pursuant to this Section 6 shall be, in whole or in part, an underwritten offering of securities of the Company, the Company may require the Option Shares, requested to be registered, to be included in the underwriting on the same terms and conditions as the Common Shares being registered and otherwise being sold through underwriters under such registration; provided, however, that if the Option Shares represent the only securities of the Company other than previously authorized but unissued to be sold in such underwritten public offering, and the managing underwriter determines, in its sole and reasonable judgment, and advises in writing that the inclusion of any or all of the Option Shares originally covered by a request for registration would interfere with the successful marketing of such previously authorized but unissued securities then (a) the number of shares of the Option Shares otherwise to be included in the underwritten public offering shall be reduced pro rata (based upon the number of shares of Option Shares for which registration was requested) among the holders thereof requesting such registration and (b) those shares of the Option Shares which are excluded from the underwritten public offering shall be withheld from the market by the holders thereof for a period, not to exceed ninety (90) days, which the managing underwriter reasonably determines to be necessary in order to effect the underwritten public offering. In connection with any registration of the Option Shares pursuant to this Section 6, the holders thereof will execute such documents reasonably required by the Company, including customary indemnification requirements.

         7.) Nontransferability of Option - The Option granted under this Agreement is not transferable by the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution. Any attempt to do so will void the Option. The Option is exercisable only by the Optionee or the Optionee's legal representative.

         8.) Rights as a Shareholder - No rights of a shareholder of the Company will inhere in the Optionee with respect to any of the Shares until this Option is duly exercised as to such Shares and the person has become holder of record of such Shares. No adjustments will be made for cash dividends or other distributions or other rights as to which there is a record date preceding the date such person becomes the holder of record of such Shares.

         9.) Withholding Taxes - The Optionee acknowledges that under the law in effect as of the date of this Agreement, he will generally realize income for federal and state income tax purposes at the time of the grant and/or exercise of the Option, and further, that such income may constitute compensation subject to withholding of income taxes. At the time of any exercise of the Option, the Optionee will make arrangements with Company to satisfy any withholding tax obligations resulting from the exercise of the Option.

         10.) Governing Law - This Agreement will be construed in accordance with and governed by the laws of the State of Minnesota.

         IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the date and year first above written.

COMPANY:
ULTRA PAC, INC.                             OPTIONEE:

By: ____________________________            ________________________________
    Its:                                    Calvin S. Krupa